Exhibit 99.2

INSIDIOUS: CHAPTER 2 utilizes Mobiquity’s Network to Deliver Mobile Experience

NEW YORK, September 20, 2012 – Mobiquity Technologies, Inc. (OTC.QB: MOBQ) announces today that their Mobiquity Network was used as part of an integrated marketing campaign to promote the release of the motion picture “INSIDIOUS: CHAPTER 2” which opened in theaters on September 13th. Mobiquity delivered various mobile content including the movie trailer via Bluetooth to mall visitors across a select section of Mobiquity’s 75 mall network (visit www.mobiquitynetworks.com for a complete list of malls).

INSIDIOUS: CHAPTER 2, which tells the story of the haunted Lambert family seeking to uncover the mysterious childhood secret that has left them dangerously connected to the spirit world, was the #1 movie in the country for the week of September 13th with gross box office sales exceeding $45 million through September 18, 2013.

Mobiquity Networks offers advertisers the opportunity to deliver rich media content to mobile devices via Bluetooth within the Mobiquity cloud. The innovative technology permits delivery to virtually any mobile device and properly formats each piece of content to ensure that every user receives the best possible experience. The mobile users simply need to turn on their Bluetooth and set it to visible. Mobiquity has the ability to reach millions of consumers per month with relevant, engaging content which is completely free for the user and measureable for the advertisers.

Mobiquity Networks units are strategically positioned in the common area, near entrances, anchor stores, escalators and other high-traffic and high dwell-time areas throughout each mall to maximize advertising messaging reach and frequency. Mobiquity’s network of 75 malls gives advertisers the ability to deliver messaging to approximately 96 million mall visits per month.

ABOUT "MOBIQUITY TECHNOLOGIES"

Mobiquity is a technology company focusing on connecting Fans (consumers) and Brands through Online, Social and Mobile Platforms. Mobiquity Technologies is attempting to revolutionize location-based mobile marketing platforms through social registration, gamification and rewards by creating a Universal Location Based Mobile Marketing Ecosystem that maximizes "Fan Engagement" through a single platform of Bluetooth, Wi-Fi, NFC, QR and a universal App.

For more information you can visit:

www.mobiquitytechnologies.com

www.acemarketing.net

www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Mobiquity Technologies, Inc.

Legend Securities, Inc.

John Columbia

718-233-2627

E: jcolumbia@legendsecuritiesinc.com